Protect Pharmaceutical Corporation
4876 Cecile Ave
Las Vegas NV 89115

Date: June 12, 2019

I hereby resign from all positions I currently hold with Protect Pharmaceutical Corporation , and any of its affiliates (collectively, the "Company"), both as an officer and as a member of the Board of Directors thereof, effective immediately. My resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies (including accounting or financial policies) or practices.

Sincerely,
Una Taylor

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Una Taylor